Exhibit 5.1

[Letterhead of Barnes & Thornburg LLP]

May 23, 2013

CECO Environmental Corp.

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

Ladies and Gentlemen:

We have acted as counsel to CECO Environmental Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), by the Company to holders of common shares of Met-Pro Corporation (“Met-Pro”) in connection with the mergers contemplated by the Agreement and Plan of Merger, by and among Met-Pro, the Company, Mustang Acquisition Inc., and Mustang Acquisition II Inc., dated as of April 21, 2103 (the “Merger Agreement”). The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In rendering this opinion letter, we have examined copies of the following documents: (a) the Company’s Certificate of Incorporation, (b) the Company’s By-Laws, as amended to date, (c) the Merger Agreement, (d) the Registration Statement, and (e) relevant resolutions of the board of directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter. As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement and as contemplated by the Registration Statement (including all Exhibits thereto), will be duly authorized and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”) and we express no opinions with respect to the laws of any other jurisdiction. We do not express any opinion with respect to the laws of any jurisdiction other than the DGCL or as to the effect of any other laws on the opinion herein stated.

We consent to the filing of this as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendments thereto, including without limitation under the heading “Legal Matters” in the joint proxy statement/ prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Barnes & Thornburg LLP

Barnes & Thornburg LLP